UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 11, 2017

LIQUIDITY SERVICES, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	0-51813 (Commission File Number)	52-2209244 (IRS Employer Identification No.)
6931 Arlington Road, Suite 200, Bethesda, MD 20814    20814
(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including area code (202) 467-6868

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 11, 2017, the Defense Logistics Agency Disposition Services (“DLA”) published a Request for Technical Proposals (“RFTP”) and draft Invitation for Bid (“IFB”) for the sale of surplus, useable non-rolling stock property. The DLA intends to award two term contracts, each with a base term of two years and four one-year options to extend. One term contract will include all property west of the Mississippi River, including Alaska, Hawaii, and Guam. The other term contract will include all property east of the Mississippi River, including Puerto Rico and the U.S. Virgin Islands.

The two proposed contracts are intended to replace the current, useable non-rolling stock surplus contract (the “Surplus Contract”) held by Liquidity Services, Inc. (the “Company”), which expires on December 14, 2017. In parallel to the IFB process, the DLA has reserved its right to renew the Company’s current Surplus Contract under which the DLA has three remaining one-year options to extend. The current Surplus Contract requires the Company to purchase substantially all usable surplus property offered to the Company by the Department of Defense at a fixed percentage of the property’s original acquisition value (“OAV”). This fixed percentage is 4.35%. In addition, the Company currently earns fees for services provided under the Surplus Contract.  Service fees may vary month-to-month based on services rendered, agreed pricing and volume of goods. During the third quarter of the Company’s Fiscal Year 2017, the Company’s service fees under the Surplus Contract were approximately 38% of the purchase price of the property taking into account all returns of property. Netting service fees earned against the referred property’s 4.35% OAV purchase rate results in an approximate rate of 2.70% of OAV for the referred property during the third quarter of the Company’s Fiscal Year 2017. As compared to its predecessor, the current Surplus Contract has been difficult to manage due to the changing operational requirements and deliverables under the contract, a less attractive mix and reduced volume of property, higher storage and removal costs and changes to the agency’s information technology systems affecting the billing and invoicing of property.

If the Company were to enter into a new surplus contract with the terms set forth in the current proposed IFB design, the Company believes such terms may result in higher costs due to new requirements, including a 72-hour asset removal requirement, significant pallet storage charges for failure to timely remove property, additional secure warehousing requirements, fewer credits for shipment discrepancies and a lower guaranteed property stream. Further, splitting the current surplus program into two separate contracts may result in greater market fragmentation of the buyer base resulting in less recovery.

The Company may elect to bid on one or both of the solicited regional contracts, or none, based on the final terms and conditions of the IFB. If the Company elects to participate in the IFB, the Company may not be awarded either contract, as one or more competitors may offer to provide the same services at a more favorable price. The failure to be awarded one or both of the new regional contracts or a requirement to pay prices that are less favorable to the Company under new terms may adversely affect the Company’s future revenues, financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: October 17, 2017	By: /s/ Mark A. Shaffer Name: Mark A. Shaffer

Title:	Vice President, General Counsel and Corporate Secretary

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